NEWS RELEASE
Investor Contact: Dustin Stilwell 812.306.2964	Media Contact: Eva Schmitz 812.306.2424
dustinstilwell@berryplastics.com	evaschmitz@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Reports First Quarter Fiscal 2015 Results

EVANSVILLE, Ind. – January 30, 2015 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for its first fiscal 2015 quarter, referred to in the following as the December 2014 quarter:

•	Increased net sales by 7 percent to $1,220 million for the December 2014 quarter compared to $1,140 million in the December 2013 quarter
•	Recorded net income per diluted share of $0.11 and adjusted net income per diluted share of $0.27 for the December 2014 quarter
•	Increased Operating EBITDA by 6 percent to $182 million for the December 2014 quarter compared to $172 million in the December 2013 quarter
•	Generated $100 million of cash flow from operations and adjusted free cash flow of $36 million for the December 2014 quarter
•	Made a voluntary $100 million principal payment on our term loan in November 2014

"In the December 2014 quarter we reported both record sales and Operating EBITDA for any December ending quarter in the Company’s history.  Operating EBITDA improved by $10 million or 6 percent over the same prior year quarter, primarily as a result of improved operational productivity and cost savings from our previously announced restructuring activities, along with contributions and synergies from our recent acquisitions," said Jon Rich, Chairman and CEO of Berry Plastics.

December 2014 Quarter Results
For the December 2014 quarter, the Company’s net sales increased by 7 percent to $1,220 million from $1,140 million in the December 2013 quarter.  The year-over-year increase was primarily attributed to net sales from businesses we acquired in the last twelve months and increased selling prices due to higher material costs and non-resin related cost inflation partially offset by soft customer demand.

	Quarterly Period Ended (Unaudited)
Net sales (in millions of dollars)	December 27, 2014	December 28, 2013	$ Change	% Change
Rigid Open Top	$257	$261	$(4)	(2)%
Rigid Closed Top	373	332	41	12%
Engineered Materials	349	342	7	2%
Flexible Packaging	241	205	36	18%
Total net sales	$1,220	$1,140	$80	7%

Capital Structure and Adjusted Free Cash Flow
The ratio of net debt of $3,759 million at the end of the December 2014 quarter to adjusted EBITDA of $828 million for the four quarters ended December 27, 2014 was 4.5x, representing a 0.1x improvement (reduction) in the quarter.  The Company’s adjusted free cash flow for the December 2014 quarter was $36 million and $244 million for the four quarters ended December 27, 2014.  Reflecting the Company’s commitment to reduce debt and our strong free cash flow in fiscal 2014 we made a voluntary $100 million principal payment on our term loan in November 2014.

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	December 27, 2014	September 27, 2014
(in millions of dollars)	(Unaudited)

Term loans	$2,398	$2,505
Revolving line of credit	—	—
5½% second priority notes	500	500
9¾% second priority notes	800	800
Capital leases and other	114	113
Total debt	$3,812	$3,918
Less: cash and cash equivalents	(53)	(129)
Net debt	$3,759	$3,789

Outlook
Regarding the Company’s outlook, Rich stated, “We will continue to focus on our four key strategic initiatives including our primary goal of reducing our overall debt leverage by 0.5x per year.  We are reaffirming our fiscal 2015 adjusted free cash flow guidance of $320 million assuming no impact from resin cost changes. This estimate includes $589 million of cash from operating activities and $230 million of additions to property, plant, and equipment.  Although not factored into our guidance, just as raw material price increases have negatively impacted our cash flow from operating activities over the past two years, we expect that the trend of decreasing resin prices, to the extent it continues, should have a favorable impact on cash from operating activities beginning in the March 2015 quarter.”

Investor Conference Call
The Company will host a conference call today, January 30, 2015, at 10 a.m. Eastern Time to discuss its first quarter fiscal 2015 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (703) 639-1173 (international), conference ID 1650155.  The call will last approximately one hour.  Interested parties are invited to listen to a live webcast by visiting the Company’s Investor Relations page at www.berryplastics.com.  A replay of the conference call can also be accessed on the Investor Relations page of the website beginning January 30, 2015, at 2 p.m. Eastern Time, to February 6, 2015, by calling (888) 266-2081 (domestic), or (703) 925-2533 (international), access code 1650155.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers.  The Company’s world headquarters is located in Evansville, Indiana, with annual net sales of $5 billion in fiscal 2014 and is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as Operating EBITDA, Adjusted EBITDA, Adjusted net income per share and Adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

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Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) the ability of our insurance to cover fully our potential exposures; (13) risks that our restructuring programs may entail greater implementation costs  or result in lower costs savings than anticipated, and (14) the other factors discussed in the under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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Berry Plastics Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended
	December 27, 2014	December 28, 2013

Net sales	$1,220	$1,140
Costs and expenses:
Cost of goods sold	1,037	964
Selling, general and administrative	86	77
Amortization of intangibles	25	26
Restructuring and impairment charges	4	10
Operating income	68	63

Other income, net	(1)	(1)
Interest expense, net	53	55
Income before income taxes	16	9
Income tax expense	3	3
Net income	$13	$6

Net income per share:
Basic	$0.11	$0.05
Diluted	0.11	0.05

Outstanding weighted-average shares: (in millions)
Basic	118.2	115.9
Diluted	122.9	120.5

Berry Plastics Group, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended
	December 27, 2014	December 28, 2013
Net income	$13	$6
Currency translation	(14)	(1)
Interest rate hedges	(7)	—
Provision for income taxes related to other comprehensive income items	2	—
Comprehensive income (loss)	$(6)	$5

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Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
 (in millions of dollars)

	December 27, 2014	September 27, 2014
Assets:	(Unaudited)
Cash and cash equivalents	$53	$129
Accounts receivable, net	442	491
Inventories	619	604
Other current assets	288	208
Property, plant and equipment, net	1,331	1,364
Goodwill, intangibles assets and other long-term assets	2,443	2,472
Total assets	$5,176	$5,268

Liabilities and stockholders' deficit
Current liabilities, excluding debt	686	709
Current and long-term debt	3,812	3,918
Other long-term liabilities	771	742
Redeemable non-controlling interest	13	13
Stockholders’ deficit	(106)	(114)
Total liabilities and stockholders' deficit	$5,176	$5,268

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Berry Plastics Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended
	December 27, 2014	December 28, 2013

Cash flows from operating activities:
Net income	$13	$6
Depreciation and amortization	91	85
Other non-cash items	12	14
Working capital	(16)	67
Net cash from operating activities	100 ]	172

Cash flows from investing activities:
Additions to property, plant, and equipment	(35)	(47)
Proceeds from sale of assets	10	1
Acquisitions of businesses, net of cash acquired	—	(67)
Net cash from investing activities	(25)	(113)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	3
Repayment of long-term borrowings	(116)	(13)
Proceeds from issuance of common stock	7	3
Payment of tax receivable agreement	(39)	(32)
Net cash from financing activities	(148)	(39)
Effect of exchange rate changes on cash	(3)	—
Net change in cash and cash equivalents	(76)	20
Cash and cash equivalents at beginning of period	129	142
Cash and cash equivalents at end of period	$53	$162

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Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended
	December 27, 2014	December 28, 2013
Net sales:
Rigid Open Top	$257	$261
Rigid Closed Top	373	332
Engineered Materials	349	342
Flexible Packaging	241	205
Total	$1,220	$1,140
Operating income (loss):
Rigid Open Top	$7	$13
Rigid Closed Top	21	30
Engineered Materials	32	25
Flexible Packaging	8	(5)
Total	$68	$63
Depreciation and amortization:
Rigid Open Top	$23	$23
Rigid Closed Top	36	30
Engineered Materials	17	19
Flexible Packaging	15	13
Total	$91	$85
Restructuring and impairment charges:
Rigid Open Top	$—	$1
Rigid Closed Top	1	—
Engineered Materials	—	3
Flexible Packaging	3	6
Total	$4	$10
Business optimization and other expense (1) :
Rigid Open Top	$7	$5
Rigid Closed Top	7	3
Engineered Materials	2	2
Flexible Packaging	3	4
Total	$19	$14
Operating EBITDA:
Rigid Open Top	$37	$42
Rigid Closed Top	65	63
Engineered Materials	51	49
Flexible Packaging	29	18
Total	$182	$172

(1) Includes business optimization and integration expenses and non-cash charges.

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Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

			Four Quarters
	Quarterly Period Ended		Ended
	December 27, 2014	December 28, 2013	December 27, 2014
Operating income	$68	$63	$321

Add: depreciation and amortization	91	85	364
Add: restructuring and impairment	4	10	24
Add: business optimization and other expense (1)	19	14	85
Operating EBITDA (2)	$182	$172	$794

Add: pro forma acquisitions	—		14
Add: unrealized cost savings	1		20
Adjusted EBITDA (2)	$183		$828

Cash flow from operating activities	$100		$458
Net additions to property, plant, and equipment	(25)		(175)
Payment of tax receivable agreement	(39)		(39)
Adjusted free cash flow (2)	$36		$244

Net income per diluted share	$0.11
Restructuring and impairment (net of tax)	0.02
Non-cash amortization from 2006 private sale (net of tax)	0.04
Business optimization and other expense (1) (net of tax)	0.10
Adjusted net income per diluted share (2)	$0.27

(1)	Includes business optimization and integration expenses and non-cash charges.

(2)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP. These non-GAAP financial measures are among the indicators used by management to measure the performance of the Company’s operations, and also among the criteria upon which performance-based compensation may be based.  Adjusted EBITDA also is used by our lenders for debt covenant compliance purposes. We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our company’s ability to fund its growth through its generation of cash.  Our projected Adjusted Free Cash flow for fiscal 2015 assumes $589 million of cash flow from operations less $230 million of net additions to property, plant, and equipment and $39 million of payment under our tax receivable agreement.

Similar non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Because of these limitations, you should consider the non-GAAP financial measures alongside other performance measures and liquidity measures, including operating income, various cash flow metrics, net income and our other GAAP results.

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